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                                                                  EXHIBIT 99.1

@Home Network Surpasses 330,000 Subscribers

@Home Network Announces Accounting Adjustment

REDWOOD CITY, Calif., Jan. 11 -- @Home Network (Nasdaq: ATHM - news),
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the leader in high-speed Internet services via the cable infrastructure, today announced that its @Home service has experienced nearly a seven fold growth in cable modem subscribers since the beginning of 1998. Additionally, the Company announced that it will record as a long-term asset certain amounts that were previously expensed in connection with its distribution agreement with Cablevision System Corporation.

Subscriber Growth

At December 31, 1998, @Home served more than 330,000 cable modem subscribers across North America, an increase of 57 percent from 210,000 cable modem subscribers reported at September 30, 1998. These numbers include Internet service subscribers served by @Home affiliates that are currently being converted to the @Home service.

"The increase in our subscriber growth reflects the pent-up demand for broadband Internet services in the wider residential market," said Tom Jermoluk, chairman and CEO of @Home Network. "Many of our partners are rapidly upgrading their cable plants and installing more than 1,000 new subscribers every week. Coupling the cable industry's enthusiasm for broadband with our new Internet backbone and multiple service offerings, @Home is the leader in broadband Internet services."

During the quarter, @Home expanded distribution, enhanced market awareness, and drove penetration. @Home announced that Compaq Computer Corporation [NYSE:CPQ - news] and Dell Computer Corporation [Nasdaq:DELL - news] will
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integrate @Home's broadband Internet service experience with cable-ready
Compaq Presario Internet PCs and Dell Dimension desktop PCs. Additionally, @Home's retail merchandising program featuring the "@Home Cable Internet Pre-Installation Kit," was among CompUSA's best selling products by volume this holiday season where the @Home and cable operator merchandising system was available. These initial retail merchandising locations produced several thousand subscribers during the quarter.

As the leading broadband Internet portal, page views of @Home content increased nearly 100 percent during the quarter. @Home provides consumers with a gateway to compelling multimedia and electronic commerce offerings on the Internet. @Home subscribers experience lavish
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multimedia features that would drag phone connections down to a finger-
drumming crawl.

Accounting Adjustment

Following discussions with the Securities and Exchange Commission, @Home Network also announced today it will record a long-term asset and amortize ratably over 57 months amounts which were previously expensed in connection with the agreement by Cablevision Systems Corporation [AMEX:CVC - news] in
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October 1997 to distribute the Company's @Home service. The Company had recorded non-cash charges to operations of $172.6 million and $74.5 million in the fourth quarter of 1997 and the first quarter of 1998, respectively, related to the agreement. The Company will reverse these previously expensed amounts and record the entire $247.1 million as an asset, which will be amortized ratably over the 57-month term of the agreement. This intangible asset will be carried in the Company's financial statements at the lower of its amortized cost or fair value.

The Company's decision to record and amortize an asset for the Cablevision distribution agreement will require that the Company make certain adjustments to its financial statements for the year ended December 31, 1997 and for the first three quarters of fiscal 1998. These adjustments will result in an increase to assets and stockholders' equity at the end of each of these periods. The reversal of the previously recorded charges to operations, less the amortization of the intangible asset, will result in a decrease to the Company's previously reported net losses for the fourth quarter of 1997 and the first quarter of 1998 and an increase in the previously reported net losses for the second and third quarters of 1998. The impact of this restatement will be included in the Company's annual earnings press release which is currently planned for January 20, 1999.

@Home Network

Based in Redwood City, California, @Home Network distributes high-speed interactive services to residences and businesses using its own network architecture and a variety of transport options including the cable industry's hybrid-fiber coaxial infrastructure. The cable connection provides users significant increases in speed over conventional Internet services. Leveraging the "always on" attributes of cable, @Home allows for unique multimedia applications that go beyond current Web experiences. Individuals seeking additional information about availability and subscription can refer to the @Home Network Web site (www.home.net). Since its founding in 1995, @Home Network has reached affiliate agreements with eighteen leading cable companies-worldwide, including Bresnan Communications Company, Cablevision Systems
Corp., CasTel, Century Communications, Cogeco Cable Inc., Comcast Corporation, Cox Communications, Garden State Cable, Insight Communications, InterMedia Partners, Jones Intercable, Lenfest Communications, Marcus Cable, Midcontinent Cable Co., Palet Kabelcom, Rogers Cablesystems Limited, Shaw Communications, and Tele-Communications Inc.

NOTE: The @ logo, @Home, and @Home Network are trademarks of At Home Corporation and may be registered in certain jurisdictions. All other brands and product names are trademarks of their respective owners.

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by those sections. These forward-looking statements include statements related to: demand for the @Home service and subscriber penetration; the pace of cable plant upgrades; and the potential contribution of @Home's retail and OEM initiatives. Actual results may differ materially due to a number of factors, including: @Home's cable partners willingness to continued to make the investments required to upgrade the cable plant and their commitment to actively market the @Home service to their customers; and numerous technological, operational and financial challenges associated with @Home's retail and OEM programs. Actual financial results for the fourth quarter and full year of 1997, the first three quarters of 1998 and subsequent fiscal periods
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during the term of the Cablevision agreement will differ or change materially as a result of the Company's recording this asset, as described above. The matters discussed in this press release also involve risks and uncertainties described from time to time in @Home Network's filings with the Securities and Exchange Commission. In particular, see the risk factors described in @Home Network's Form S-3 Registration Statement filed on August 12, 1998 and in its Form 10-Q for the quarter ended September 30, 1998. @Home Network assumes no obligation to update the forward-looking information contained in this press release.